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                                                                     Exhibit 5.2

                          Cahill Gordon & Reindel LLP
                                 80 Pine Street
                            New York, New York 10005




                               September 30, 2005





Lamar Media Corp.
5551 Corporate Boulevard
Baton Rouge, LA 70808

Palmer & Dodge LLP
111 Huntington Avenue at Prudential Center
Boston, MA 02199

                  Re: Lamar Media Corp. $400,000,000 aggregate principal amount of 6-5/8% Senior Subordinated Notes due 2015
                          ---------------------------------------------------

Ladies and Gentlemen:

                  You have requested us to provide you with our legal opinion under New York law as New York lawyers as to the enforceability of $400,000,000 aggregate principal amount of 6-5/8% Senior Subordinated Notes due 2015 (the "Exchange Notes") of Lamar Media Corp. (the "Company") to be issued under the Indenture dated as of August 16, 2005 (the "Indenture"), by and among the Company, the Guarantors named therein (the "Guarantors") and The Bank of New York Trust Company, N.A., as trustee (the "Trustee"), as well as the Guarantees (the "Exchange Guarantees") to be issued in favor of the holders of the Exchange Notes and the Trustee by the Guarantors. We understand that Palmer & Dodge LLP has acted as special U.S. counsel to the Company and in connection with the filing of a Registration Statement on Form S-4 (such registration statement, together with each document incorporated by reference therein, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), and the proposed issuance of the Exchange Notes and the Exchange Guarantees to be issued in favor of the holders of the Exchange Notes and the Trustee by the Guarantors in connection with the exchange offer set forth in the Registration Statement (the "Exchange Offer") pursuant to which the Exchange Notes will be issued for a like principal amount of the Company's outstanding 6-5/8% Senior Subordinated Notes due 2015 (the "Private Notes").

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                  We have examined such corporate records, documents,
certificates and instruments as we deemed necessary and appropriate to enable us to render the opinion expressed below.

                  We advise you that, in our opinion:

                  (a) Assuming that the Exchange Notes have been duly authorized by the Company, when the Exchange Notes are executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and issued and delivered by the Company in exchange for the Private Notes in accordance with the Exchange Offer in the manner described in the Registration Statement, the Exchange Notes will be validly issued and will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture and enforceable in accordance with their terms, except that (a) the enforceability thereof may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other similar laws now or hereafter in effect relating to or affecting creditors' rights and remedies generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

                  (b) When the Exchange Notes are executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered by the Company, and assuming that the Exchange Guarantees have been duly authorized and executed by the Guarantors, the Exchange Notes will be entitled to the benefits of the Exchange Guarantees, and the Exchange Guarantees will be validly issued and will constitute the valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms, except that (a) the enforceability thereof may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other similar laws now or hereafter in effect relating to or affecting creditors' rights and remedies generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

                  In rendering the opinions set forth above, we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York. In rendering the foregoing opinions, we have assumed that the Exchange Notes and the Exchange Guarantees are the valid and legally binding obligations of the Company and each Guarantor under the applicable laws of each such entity's jurisdiction of incorporation or organization, as the case may be. You have advised us that you have received opinions from (i) Palmer & Dodge LLP and
(ii) Kean, Miller, Hawthorne, D'Armond, McCowan & Jarman, L.L.P., to the effect that the Exchange Notes and the Exchange Guarantees have been duly authorized by, and will be valid and binding obligations of, the Company and each of the Guarantors, respectively, under the applicable laws of each such entity's jurisdiction of incorporation or organization, as the case may be.

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                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the limited reference of our firm under the caption "Legal Matters" in the Registration Statement and the prospectus forming a part thereof. Our consent to such reference does not constitute a consent under Section 7 of the Act and in consenting to such reference you acknowledge that we have not reviewed and that we have not certified as to any part of the Registration Statement and that we do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,

                                             /s/ Cahill Gordon & Reindel LLP